Exhibit 10.16

September 1, 2026

Via Email: scottkahn@gmail.com Mr. Scott L. Kahn

8 Harreton Road

Allendale, NJ 07401

Re: Separation Agreement and Release

Dear Scott:

As we have discussed and agreed, your employment with Starton Holdings, Inc. (the “Company”) will terminate effective September 7, 2026 (“Separation Date”). As set forth in this separation agreement and release (“Separation Agreement”), in consideration of the termination of your employment without Cause, the Company shall provide you with the severance benefits described in paragraph 2 below upon your entering into and not revoking this Separation Agreement. By signing and returning this Separation Agreement and not revoking your acceptance, you will be agreeing to the terms and conditions set forth in the numbered paragraphs below including, but not limited to, the general release of claims and potential claims set forth in paragraph 3. Therefore, you are advised to carefully review the terms set forth below and consult with an attorney before signing this Separation Agreement and you have been given at least twenty-one (21) days to do so. If you sign this Separation Agreement, you may change your mind and revoke your agreement during the seven (7) calendar day period after you have signed it (the “Revocation Period”) by notifying me in writing. If you do not so revoke, this Separation Agreement will become a binding agreement between you and the Company upon the date following the last day of the Revocation Period (the “Effective Date”).

You understand and acknowledge that, as of the Separation Date, all salary payments from the Company will cease, and any benefits you had as of the Separation Date under Company-provided benefit plans, programs, or practices have terminated, except as required by federal or state law or as set forth in this Separation Agreement.

Regardless of whether you enter into this Separation Agreement, you continue to be obligated to keep confidential and not to use or disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition, except as otherwise permitted by paragraph 5(c) below. Further, you remain subject to any and all continuing confidentiality and other obligations that you have under your March 1, 2023 employment agreement (the “Employment Agreement”) or applicable law, as more specifically set forth in paragraph 4 below.

215 College Road, #300, Paramus NJ 07652

www.startontx.com

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this Separation Agreement and do not revoke it in writing within the Revocation Period:

1. Accrued Amounts. The Company will pay you for all accrued but unpaid salary and for all accrued but unused vacation days, in each case as of the Separation Date, less all applicable taxes and withholdings. Additionally, you and the Company acknowledge that the Company previously determined and accrued bonus amounts for you for calendar years 2023 ($87,980) and 2024 ($119,441) but has deferred the payment of those bonuses. As part of this Agreement, the Company agrees to pay to you, in full, such predetermined bonus amounts for calendar years 2023 and 2024 (collectively, the “Deferred Bonuses”), in the gross amount of $207,421, less all applicable taxes and withholdings, payable in a single lump sum within twenty-eight (28) days of the first to occur of the following events: (a) closing of an Initial Public Offering; (2) closing of a Private Placement which results in the Company raising at least $15,000,000; or (3) twelve (12) months from the Effective Date of this Separation Agreement.

2. Severance Benefits. If you timely sign and return this Separation Agreement and do not revoke your acceptance, and provided you comply with all of your obligations set forth herein, including the return of all Company property as required by Paragraph 4(b) of the Employment Agreement, the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a) Severance Pay. The Company will pay to you a lump sum payment equal to twelve (12) months of your base salary in effect immediately prior to the termination of your employment, in the gross amount of $235,956, less all applicable taxes and withholdings (“Severance Pay”). This Severance Pay will be paid in a single lump sum within twenty-eight (28) days of the first to occur of the following events: (1) the Company’s closing of an Initial Public Offering; (2) the Company’s closing of a Private Placement which results in the Company raising at least $15,000,000; or (3) twelve (12) months from the Effective Date of this Separation Agreement.

(b) Benefits Continuation. For a period of six (6) months following the Separation Date, the Company will continue your participation, at the Company’s expense, in the Company’s welfare benefit plans in which you participated immediately prior to the Separation Date, subject to the terms and conditions of such plans and applicable law. Your right to continued benefits under this paragraph 1(c) shall terminate upon the earlier of (x) the expiration of the six (6) month period, and (y) the date on which you become eligible for comparable coverage under the benefit plan(s) of a subsequent employer. You agree that, should you become eligible for such coverage through a subsequent employer prior to the expiration of the six (6) month period, you will so inform the Company in writing within five (5) business days of your learning of such eligibility.

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(c) Equity. In accordance with Paragraph 4(a)(ii) of the Employment Agreement, any unvested stock options or other equity interests granted to you by the Company (“Covered Equity”) shall be deemed immediately vested as of the Separation Date. Such Covered Equity shall otherwise remain subject to the terms and conditions of the applicable award agreements and equity plans under which they were granted. Notwithstanding the above, if any Covered Equity would otherwise expire, terminate, or become unexercisable during any period in which you are restricted from exercising or disposing of such option or award because of any lock-up period, blackout period, insider trading restriction, securities law restriction, or other restriction that limits or prevents your exercise, sale, transfer, or disposition of Covered Equity (such restrictions, collectively, “Trading Restriction(s)”), then the exercise period for such option or award shall be extended until ninety (90) days after the expiration of such Trading Restriction(s), unless a longer period applies under the applicable plan, award agreement, or law.

(d) Equity Administration and Confirmation. The Company shall reasonably cooperate in good faith to permit you to exercise all Covered Equity, including by providing all required forms, confirmations, plan documents, notices, board approvals, and administrative assistance reasonably necessary to effectuate such exercise. The Company shall not refuse, delay, or otherwise impair your ability to exercise Covered Equity except as required by applicable law. Upon written request by you, the Company shall promptly provide written confirmation of your Covered Equity, including the number of shares, exercise prices, vesting status, expiration dates, plan terms, and any applicable restrictions. The Company shall not take, and shall cause its officers, directors, employees, agents, and plan administrators not to take, any action intended to cancel, forfeit, impair, or otherwise interfere with your Covered Equity or Preserved Rights (as described below), except as required by applicable law.

Except as set forth in paragraphs 1 and 2 above, you will not be eligible for, nor shall you have a right to receive, any other payments or benefits from the Company following the Separation Date. All of the payments set forth in paragraphs 1 and 2 above are subject to standard payroll deductions and withholdings as required by law.

3. Release. In consideration of the Severance Benefits, which you acknowledge you would not otherwise be entitled to receive absent entering into this Separation Agreement, you hereby fully, forever, irrevocably and unconditionally release, remise, and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, managers, employees, agents, representatives, plan administrators, attorneys, insurers, and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had, now have, or may have against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended, the New Jersey Law Against Discrimination (“NJLAD”), N.J.S.A. 10:5-1 et seq., the New Jersey Conscientious Employee Protection Act (“NJ CEPA”), N.J.S.A. 34:19-1 et seq., the New Jersey Wage Payment Law, N.J.S.A. 34:11-4.1 et seq., the New Jersey Wage and Hour Law, N.J.S.A. 34:11-56a et seq., the New Jersey Family Leave Act, N.J.S.A. 34:11B-1 et seq., the New Jersey Earned Sick Leave Law, the New Jersey Equal Pay Act (Diane B. Allen Equal Pay Act), N.J.S.A. 34:11-56.1 et seq., and the New Jersey Civil Rights Act, N.J.S.A. 10:6-1 et seq., the New York State Human Rights Law, the New York City Human Rights Law, the New York Worker Adjustment and Retraining Notification Act, all as amended, all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or relating to the Employment Agreement), all claims to any non-vested ownership interest in the Company, contractual or otherwise, all state and federal whistleblower claims to the maximum extent permitted by law including, but not limited to, NJ CEPA and New York Labor Law § 740, and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state, or local statute, ordinance, or constitution not expressly referenced above; provided, however, that nothing in this Separation Agreement deprives you of any accrued benefits to which you have acquired a vested right under any employee benefit plan or policy, stock plan, deferred compensation arrangement, or bonus plan or policy.

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Notwithstanding the foregoing, nothing in this release of claims or in this Separation Agreement shall be deemed to prohibit you from filing a charge with, or participating in any investigation or proceeding before, any local, state or federal government agency including, without limitation, the EEOC or a state or local fair employment practices agency. You retain the right to participate in any such action but not the right to recover money damages or other individual legal or equitable relief awarded by any such governmental agency, including any payment, benefit, or attorneys’ fees, and hereby waive any right or claim to any such relief; provided, however, that nothing herein shall bar or impede in any way your ability to seek or receive any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with protected whistleblower activity.

4. Continuing Obligations. You acknowledge and reaffirm that you remain bound by and obligated to comply with all restrictive covenants set forth in any agreements between you and the Company. Without limiting the generality of the foregoing, you acknowledge and reaffirm your confidentiality and non-disclosure obligations set forth in Section 3 of the Employment Agreement, except with regard to Permitted Disclosures (as defined in paragraph 5(c) below), including any and all obligations set forth in the Employment Agreement, which obligations shall survive your separation from employment with the Company. You agree that such restrictive covenants remain in full force and effect in accordance with their terms and that you will continue to comply with them following the Separation Date.

5. Disclosures.

(a) Non-Disparagement. Except for Permitted Disclosures as defined herein, you agree not to, in public or private, make any false, disparaging, derogatory, or defamatory statements either online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client, or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the business affairs, business prospects, or financial condition of the Company or any of the other Released Parties. Pedro Lichtinger Waisman agrees not to, in public or private, make any false or defamatory statements either online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client, or customer of the Company, regarding you.

(b) Confidentiality. Except for Permitted Disclosures or as required by any applicable law, rule, or regulation of any governmental authority or securities exchange or trading platform, consistent with Appendix A attached hereto, you agree to keep the terms of this Separation Agreement confidential, provided that you may disclose such terms to your spouse, attorneys, tax advisors, financial advisors, and/or accountants to the extent reasonably necessary, or as required by law.

(c) Permitted Disclosures. Nothing in this Separation Agreement, including paragraphs 4, 5(a), and 5(b) above, or any confidentiality requirements in the Employment Agreement, prohibits you from (i) communicating with or voluntarily providing information you believe indicates possible or actual violations of the law to local, state, or federal government agencies (including but not limited to the Securities & Exchange Commission), any legislative body, law enforcement, or self-regulatory organizations and/or (ii) making disclosures or communications to engage in protected, concerted activity or to otherwise exercise rights under Section 7 of the National Labor Relations Act. You are not required to notify the Company of any such communications. Further, you are hereby advised as follows pursuant to the United States Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.” All disclosures permitted by this paragraph 5(c) are collectively referred to in this Separation Agreement as “Permitted Disclosures.”

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6. Cooperation. For a period of six (6) months following the Separation Date (the “Cooperation Period”), you agree to cooperate fully with the Company and its affiliates, and their respective counsel, in connection with any matter, investigation, litigation, arbitration, mediation, regulatory proceeding, or other dispute (whether pending, threatened, or reasonably anticipated) relating to events, occurrences, or conduct that occurred during or are otherwise related to Executive’s employment with the Company (collectively, “Company Matters”). Such cooperation shall include, without limitation: (a) being available at mutually convenient times to meet with and provide information to the Company and/or its counsel; (b) providing truthful testimony in depositions, hearings, trials, or other proceedings as reasonably requested by the Company; (c) assisting in the preparation of any defense or prosecution of any Company Matter; (d) making yourself available to answer questions and provide information regarding any financial, accounting, operational, or strategic matters with which Executive is familiar by virtue of his role as Chief Financial Officer; and (e) promptly producing or making available any documents or records in your possession or control that relate to any Company Matter(s).

You further agree that, to the extent permitted by law or unless you are directed otherwise by a court or government agency, you will notify the Company promptly in the event that you are served with a subpoena (other than a subpoena issued by a government agency), or in the event that you are asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

The Company shall reimburse you for all reasonable and documented out-of-pocket expenses incurred in connection with your cooperation obligations under this Section, including travel expenses, provided that such expenses are pre-approved in writing by the Company. The Company shall use commercially reasonable efforts to schedule any cooperation activities at times that do not unreasonably interfere with your personal or professional obligations.

7. Return of Company Property. You agree to promptly return to the Company, upon your Separation Date, all Company-owned property in your possession, custody, or control, including keys, files, records, equipment, computer hardware, software, storage devices, phones, tablets, Company identification, and other Company-owned materials, subject to your right to retain copies of this Separation Agreement, compensation records, equity documents, stock option documents, personal tax records, and other personal records reasonably necessary to enforce or understand your rights. You represent and agree that you have not knowingly destroyed, deleted, or made inaccessible Company documents or records that the Company is entitled to receive, except for ordinary-course deletion of personal materials or documents not required to be preserved. Your receipt of Severance Benefits remains conditioned on your return of Company property as required by this Paragraph, provided that the Company shall first provide written notice of any alleged deficiency and a reasonable opportunity of not less than ten (10) business days to cure.

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8. Business Expenses and Final Compensation. You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages, bonuses, and accrued, unused vacation time, and that no other compensation, benefit or consideration is owed to you except as provided herein.

9. Notice and Right to Cure. In the event of a breach or alleged breach of any provision of this Separation Agreement, the non-breaching party shall provide written notice to the other party specifying the nature of the breach in reasonable detail, and the breaching party shall have a reasonable opportunity to cure such breach (not less than thirty (30) days from receipt of such notice) prior to the non-breaching party pursuing any remedy hereunder. All notices required or permitted under this Separation Agreement shall be in writing and shall be deemed given when delivered personally, or when sent by certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight courier and by email, to the following addresses (or such other address as a party may designate in writing):

If to the Company:

Mr. Pedro Lichtinger

Starton Holdings, Inc.

215 College Road, Suite 300

Paramus, NJ 07652

plichtinger@startontx.com

With a copy to:

Brian S. Cousin, Esq.

Fox Rothschild LLP

101 Park Avenue

17th Floor

New York, NY 10178

bcousin@foxrothschild.com

If to you:

Mr. Scott L. Kahn

8 Harreton Road

Allendale, NJ 07401

scottkahn@gmail.com

10. Amendment and Waiver. This Separation Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Separation Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by either party in exercising any right under this Separation Agreement shall operate as a waiver of that or any other right. A waiver or consent given by either party on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

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11. Validity. Should any provision of this Separation Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Separation Agreement.

12. Acknowledgments. You acknowledge that you have been given at least twenty-one (21) days to consider this Separation Agreement, and that the Company advised you to consult with an attorney of your own choosing prior to signing this Separation Agreement. In fact, you have been represented by attorney Sheila O’Shea-Criscione, Esq. of the law firm Carcich O’Shea, LLC in Hackensack, New Jersey in connection with the drafting of this Separation Agreement. You understand that you may revoke this Separation Agreement for a period of seven (7) calendar days after you sign this Separation Agreement (the “Revocation Period”) by notifying me in writing, and the Separation Agreement shall not be effective or enforceable until the expiration of this seven (7) calendar day Revocation Period. You understand and agree that by entering into this Separation Agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

13. Voluntary Assent; Equitable Remedies. You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Separation Agreement, and that you fully understand the meaning and intent of this Separation Agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this Separation Agreement with an attorney. You further state and represent that you have carefully read this Separation Agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act. Further, you acknowledge that the restrictions and continuing obligations referenced and contained in paragraphs 4, 5, and 6 of this Separation Agreement are necessary for the protection of the business and goodwill of the Company and are considered by you to be reasonable for such purpose. You agree that any breach or threatened breach of such provisions is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, you agree that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without posting a bond and the right to specific performance of such provisions, and you hereby waive the adequacy of a remedy at law as a defense to such relief.

14. Governing Law. This Separation Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles.

15. Forum Selection and Dispute Resolution. Any dispute arising out of or relating to this Separation Agreement shall be resolved in accordance with the arbitration provision set forth in the Employment Agreement, unless the parties mutually agree in writing to a different forum or procedure. To the extent a court determines that any dispute is not subject to arbitration under the Employment Agreement, the state and federal courts located in New York County, New York shall have exclusive jurisdiction over such dispute, and the parties consent to jurisdiction and venue in those courts. Notwithstanding the above, the Company shall retain the right to seek injunctive relief in court. You hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Separation Agreement.

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16. Entire Agreement. This Separation Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your separation from the Company, your severance benefits, and the settlement of any actual or potential claims against the Company and cancels all previous oral and/or written negotiations, agreements, and commitments in connection therewith; provided, however, that your obligations to the Company set forth in the Employment Agreement and any restrictive covenants shall remain in full force and effect except to the extent expressly modified by this Separation Agreement.

17. Tax Acknowledgment. In connection with the Severance Benefits, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such Severance Benefits under applicable law. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of the Severance Benefits.

Very truly yours,

By:	/s/ Pedro Lichtinger
Pedro Lichtinger
Chairman and Chief Executive Officer

I hereby agree to the terms and conditions set forth above.

/s/ Scott L. Kahn	September 3, 2026
Scott L. Kahn	Date

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EXHIBIT A

SEPARATE ACKNOWLEDGEMENT OF CONFIDENTIALITY

UNDER SECTION 5-336 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND SECTION 5003-b OF THE NEW YORK CIVIL PRACTICE LAW AND RULES

Scott L. Kahn (“Kahn”) hereby acknowledges and agrees that the following statements are true and accurate:

1.	It is and remains Kahn’s preference to include the provisions regarding confidentiality and non-disclosure in the parties’ Separation Agreement and Release (“Agreement”);

2.	Kahn has up to twenty-one (21) days to consider the confidentiality and non-disclosure language in the Agreement, which were included at Kahn’s preference in accordance with Section 5-336 of the New York General Obligations Law and Section 5003-b of the New York Civil Practice Law and Rules; and

3.	After executing the Agreement, Kahn has up to seven (7) days to revoke his acceptance.

Dated: September 3, 2026

/s/ Scott L. Kahn
Scott L. Kahn

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